SHARE OPTION AGREEMENT

MEMORANDUM OF AGREEMENT made as of the ______ day of , 2012.

BETWEEN:

ZODIAC EXPLORATION INC., a body corporate incorporated pursuant to the laws of the Province of Alberta, having an office in the Province of Alberta (the "Corporation")

OF THE FIRST PART

AND

, an individual resident in , Alberta (the "Optionee")

OF THE SECOND PART

WHEREAS the Corporation has established a share option plan effective as of September 28, 2010 (the "Plan");

AND WHEREAS the Board of Directors of the Corporation has agreed that options to purchase Common Shares of the Corporation pursuant to the Plan be granted to the Optionee as hereinafter provided for;

NOW THEREFORE in consideration of the services provided and to be provided by the Optionee to the Corporation or to one of the subsidiaries of the Corporation, as the case may, be, THIS AGREEMENT WITNESSES and it is understood and agreed by and between the parties hereto as follows:

1.	Agreement Subject to Plan

The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan shall govern the Options granted hereby including, without limitation, all amendments to the Plan (i) required by any applicable stock exchange or other regulatory authority, (ii) made by the Committee in accordance with the Plan, or (iii) otherwise consented to by the Optionee, and that this Agreement shall be deemed to be amended in accordance with any such amendments to the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. The Optionee acknowledges that it has read and understands the provisions of the Plan. Capitalized words and phrases used herein but not defined herein have the meanings set forth in the Plan.

2.	Grant of Option

Subject to the provisions hereinafter contained, the Corporation gives and grants to the Optionee an option (the "Option") irrevocable unless otherwise terminated under the provisions of this Agreement, up to and including , 201 (the "Expiration Date") to purchase Common Shares of the Corporation (the "Optioned Shares"), as presently constituted, at a price of $ per share on the following basis, namely:

(a)	as of the date hereof, the right to purchase one-third (1/3) of the Optioned Shares, being Common Shares (rounded to the nearest whole number of shares) shall vest in the Optionee and shall be exercisable thereafter on the terms and conditions set forth herein;
(b)	one year from the date hereof, the right to purchase a further one-third (1/3) of the Optioned Shares, being Common Shares (rounded to the nearest whole number of shares) shall vest in the Optionee and shall be exercisable thereafter on the terms and conditions set forth herein; and

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(c)	two years from the date hereof, the right to purchase the balance of the Optioned Shares, being Common Shares, shall vest in the Optionee and shall be exercisable thereafter on the terms and conditions set forth herein.
3.	Term of Option

This Option shall wholly terminate at the Expiration Date with respect to any Optioned Shares which shall not have been purchased hereunder by that date.

4.	Manner of Exercise

This Option shall be exercised by notice in writing given by the Optionee to the Corporation at its address for notice set out in section 14 hereof (as changed from time to time thereunder), specifying the number of Optioned Shares in respect of which it is exercised and accompanied by payment in cash or certified cheque for the purchase price of all of the Optioned Shares specified in such notice, calculated in accordance with section 2 hereof. As soon as practicable following receipt of the notice and payment aforesaid, the Corporation shall cause to be issued in the name of the Optionee a certificate representing the Common Shares in respect of which the Option shall have been exercised.

5.	Cessation of Employment or Office

In the event of the Optionee ceasing to be a Director, Officer, Employee, Management Company Employee or Consultant of the Corporation or any subsidiary of the Corporation, this Option shall terminate and become null and void as to any shares not taken up and paid for pursuant hereto on the date (the "Termination Date") which is the first to occur of:

(a)	the expiration of thirty (90) days following the date of termination or resignation; and
(b)	the Expiration Date;

provided that the number of Common Shares that the Optionee shall be entitled to purchase until the Termination Date shall be the number of Common Shares which the Optionee was entitled to purchase on the date the Optionee ceased to be an officer, director or employee of, or consultant to, the Corporation or a subsidiary of the Corporation, as the case may be.

6.	Death of Optionee

In the event of the death of the Optionee during the term of this Option, the Option granted hereunder shall terminate on the date of death, unless the Optionee was a Director, officer, Employee, Management Company Employee or Consultant of the Corporation or a subsidiary of the Corporation at least one year following the date of grant of the Option hereunder, in which case, the Optionee's legal representative shall have the right to exercise this Option to purchase any Common Shares which the Optionee would have been entitled to purchase under the terms hereof at the time of death, which right shall be exercisable at any time prior to the earlier of:

(a)	the expiration of six (6) months following the date of death; or
(b)	the Expiration Date.
7.	Adjustments in Event of Change in Common Shares

Subject to the terms of the Plan, in the event, at any time or from time to time, that the Common Shares, as presently constituted, shall be consolidated or subdivided prior to the exercise by the Optionee, in full, of this Option in respect of all of the Optioned Shares granted herein or the Corporation shall pay a dividend upon the Common Shares by way of issuance to the holders thereof of additional Common Shares, this Option with respect to any Optioned Shares which have not been purchased hereunder at the time of any such consolidation, subdivision or

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stock dividend shall be proportionately adjusted so that the Optionee shall from time to time, upon the exercise of this Option, be entitled to receive the number of Common Shares the Optionee would have held following such consolidation, subdivision or stock dividend if the Optionee had purchased the Common Shares and had held such Common Shares immediately prior to such consolidation, subdivision or stock dividend. Upon any such adjustments being made, the Optionee shall be bound by such adjustments and shall accept the terms of such Options in lieu of the Options previously outstanding.

8.	Change of Control, Liquidity Event

In the event of a Liquidity Event (as defined in the Plan) occurring, all Options which have not otherwise vested in accordance with their terms shall immediately vest and be exercisable, notwithstanding the other terms of the Options for a period of time ending on the earlier of the expiry time of the Option and the thirtieth (30th) day following the Change of Control and/or the Liquidity Event, as applicable.

9.	Merger, Amalgamation or Sale

If, during the term of this Option, the Corporation shall become merged (whether by plan of arrangement or otherwise) or amalgamated in or with any other corporation or shall sell the whole or substantially the whole of its assets and undertaking for shares or securities of another corporation or other entity, the Corporation shall, subject to this section 9, make provision that, upon the exercise of this Option during its unexpired period after the effective date of such merger, amalgamation or sale, the Optionee shall receive such number of shares of the continuing or successor corporation or other entity in such merger or amalgamation or of the securities or shares of the purchasing corporation or other entity as the Optionee would have received as a result of such merger, amalgamation or sale if the Optionee had purchased Common Shares of the Corporation immediately prior thereto for the same consideration paid on the exercise of this Option and had held such shares on the effective date of such merger, amalgamation or sale. Upon such provision being made, the obligation of the Corporation to the Optionee in respect of the Common Shares then remaining subject to this Option shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof. Alternatively, and in lieu of making such provision, in the event of such merger, amalgamation or sale, the Corporation may satisfy any obligations to the Optionee hereunder by paying to the Optionee, in cash, and as proceeds of disposition for this Option, the difference between the exercise price of all unexercised Options granted hereunder and the fair market value of the securities to which the Optionee would be entitled upon exercise of all unexercised Options. Adjustments under this section or any determinations as to fair market value of any securities shall be made by the Committee, and any reasonable determination made by the Committee shall be binding and conclusive upon payment as aforesaid, the Option shall terminate and the Optionee shall cease to have any further rights in respect thereof.

10.	Approved Take-Over Bid

If during the term of this Option, a take-over bid (as defined in Multilateral Instrument 62-104 – Take-over Bids and Issuer Bids ("MI 62-104"), which is not exempt from the take-over bid requirements of Part 2 of MI 62-104) (or its replacement or successor provisions) shall be made for Common Shares of the Corporation and if such take-over bid shall have been approved or recommended for acceptance by the board of directors of the Corporation (such a take-over bid referred to as a "Approved Take-Over Bid"), the Corporation shall give notice of such Approved Take-Over Bid to the Optionee as soon as practicable following the first to occur of public announcement of the Approved Take-Over Bid and the date that the board of directors shall have approved or determined to recommend the same and in any event at least fourteen (14) days before expiration of such Approved Take-Over Bid. The Optionee shall have the right to exercise this Option granted hereunder to purchase all of the Common Shares which have not been previously purchased under this Option, but any such Common Shares not otherwise vested and exercisable may only be purchased for tender pursuant to such Approved Take-Over Bid. If for any reason such Common Shares are not so tendered or, if tendered, are not for any reason taken up and paid for by the offeree pursuant to such Approved Take-Over Bid, any such Common Shares so purchased by the Optionee shall be and be deemed to be cancelled and returned to treasury of the Corporation, shall be added back to the number of Optioned Shares, if any, remaining unexercised under this Option, shall be considered to have not vested, shall vest in accordance with the terms of this Agreement and, upon presentation to the Corporation of share certificates representing such shares properly endorsed for transfer back to the Corporation, the Corporation shall refund to the Optionee all consideration paid on the exercise thereof. In the event an Approved Take-Over Bid is

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made and Common Shares are taken up and paid for pursuant to such Approved Take-Over Bid, the Corporation shall have the right to satisfy any obligations to the Optionee in respect of any Options not exercised by paying to the Optionee, in cash and as proceeds of disposition for such Options, the difference between the exercise price of unexercised Options granted hereunder and the fair market value of the securities to which the Optionee would have been entitled upon exercise of the unexercised Options on such date, which determination of fair market value shall be conclusively made by the Committee subject to approval by the stock exchanges upon which the Common Shares are then listed. Upon payment as aforesaid, the Options shall terminate and the Optionee shall cease to have any further rights in respect thereof.

11.	Assignment

This Option shall not be assignable by the Optionee either in whole or in part and, upon any purported assignment being made in contravention of the terms hereof, this Option shall become null and void and of no further force or effect.

12.	Enurement

Except as otherwise set forth herein, this Agreement shall be binding upon and enure to the benefit of the heirs, executors, administrators and successors of the Optionee and of the Corporation, respectively.

13.	Time

Time shall be of the essence of this Agreement.

14.	Notice

All notices required or allowed to be given under this Agreement shall be made either personally or by mailing the same by prepaid registered post to:

The Optionee:

[Name of Optionee]

[Address]

[City], [Province] [Postal Code]

Phone: () -

The Corporation:

Zodiac Exploration Inc.

Calgary, Alberta

Fax: () -

Attention: President and Chief Executive Officer

Notices delivered personally shall be deemed to be received on the day of delivery, Saturdays, Sundays and statutory holidays excepted; notices given by mail shall be deemed to have been received by the addressee on the fourth business day following the date of mailing. Either party may change its address for notice hereunder in the above manner.

15.	Obligation to Purchase

Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his Option to purchase in the manner hereinbefore provided.

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16.	Rights Prior to Exercise

The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares subject to this Agreement (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares in respect of which the Optionee shall have exercised this Option and which the Optionee shall have actually taken up and paid for.

17.	Regulatory Approvals

This Agreement shall not become effective and none of the Optioned Shares shall be issued until the approval of any stock exchange on which the Common Shares are traded is obtained to the granting of this Option provided for herein and, if required by any such stock exchange, approval of shareholders of the Corporation to the grant of this Option or to the Plan. In the event that such approval of such stock exchange is not so obtained within a period as may be specified by the Board of Directors of the Corporation or if shareholder approval is not so obtained, if required, at the next meeting of shareholders of the Corporation, this Agreement shall terminate and cease to be of any force or effect.

18.	Cessation of Employment

For the purposes of this Agreement, the Optionee shall be deemed to have ceased to be an Employee of the Corporation or any subsidiary of the Corporation, as applicable, and the Optionee shall be deemed to have terminated or resigned from employment or consulting arrangement with the Corporation for the purposes hereof on the first to occur of such termination or resignation or the date (as determined by the Committee) that the Optionee ceases in the active performance of all of the regular duties of the Optionee’s job, which includes the carrying on of all of the usual and customary day-to-day duties of the job for the normal and scheduled number of hours in each working day; the foregoing to apply whether or not adequate or proper notice of termination shall have been provided by and to the Corporation in respect of such termination of employment or consulting arrangement.

19.	Employment by Subsidiary

For purposes of this Agreement, reference herein to employment by, consulting to, or the directorship of the Corporation of the Optionee shall be deemed to include employment by, consulting to or the directorship of any of the Corporation's subsidiaries of the Optionee, as the context requires.

20.	Hold Period

By its acceptance of the Option, the Optionee acknowledges and agrees that Common Shares issued on exercise of the Option shall carry a legend evidencing that such Common Shares are subject to a hold period or restricted period as required by applicable securities legislation and any stock exchange on which the Corporation's Common Shares may be listed on from time to time or other applicable regulatory authority, as the case may be, and that the Optionee will comply with all such resale restrictions.

IN WITNESS WHEREOF the parties hereto have hereunto executed and delivered this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of: Witness
ZODIAC EXPLORATION INC. Per: